UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2015

OXIS INTERNATIONAL, INC.
 (Exact name of Registrant as specified in its charter)
____________________

Delaware (State or other Jurisdiction of Incorporation or organization)	000-08092 (Commission File Number)	94-1620407 (IRS Employer I.D. No.)
___________________________

4830 West Kennedy Blvd
Suite 600
Tampa, FL 33609
Phone: (310) 860-5184
(Address, including zip code, and telephone and facsimile numbers, including area code, of registrant’s executive offices)
___________________________

N/A
(Former name, former address and former fiscal year, if changed since last report)

ITEM 1.01 Entry into a Material Definitive Agreement

The Company’s wholly owned subsidiary Oxis Biotech, Inc., a Delaware corporation (“OXIS”), executed an exclusive worldwide license agreement with Daniel A. Vallera, Ph.D. and his associate (jointly “Dr. Vallera”), to further develop and commercialize DT2219ARL, a novel therapy for the treatment of various human cancers.

Under the terms of the agreement, OXIS receives exclusive rights to conduct research and to develop, make, use, sell, and import DT2219ARL worldwide for the treatment of any disease, state or condition in humans.  OXIS shall own all permits, licenses, authorizations, registrations and regulatory approvals required or granted by any governmental authority anywhere in the world that is responsible for the regulation of products such as DT2219ARL, including without limitation the Food and Drug Administration in the United States and the European Agency for the Evaluation of Medicinal Products in the European Union.  Under the agreement, Dr. Vallera will receive an upfront license fee, royalty fees, and certain milestone payments.

DT2219ARL is a bispecific scFv recombinant fusion protein-drug conjugate composed of the variable regions of the heavy and light chains of anti-CD19 and anti-CD22 antibodies and a modified form of diphtheria toxin as its cytotoxic drug payload.  CD19 is a membrane glycoprotein present on the surface of all stages of B lymphocyte development, and is also expressed on most B-cell mature lymphoma cells and leukemia cells.   CD22 is a glycoprotein expressed on B-lineage lymphoid precursors, including precursor B acute lymphoblastic leukemia, and often is co-expressed with CD19 on mature B-cell malignancies.

DT2219ARL targets cancer cells expressing the CD19 receptor or CD22 receptor or both receptors.  When DT2219ARL binds to cancer cells, the cancer cells internalize DT2219ARL and are killed due to the action of the drug’s cytotoxic payload.  DT2219ARL has demonstrated success in early human clinical trials in patients with relapsed/refractory B-cell lymphoma or leukemia.

SIGNATURE PAGE

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                                                          Oxis International, Inc.

Dated: September 4, 2015                                                                             By:    /s/ Anthony J. Cataldo
Anthony J. Cataldo
Chief Executive Officer